Exhibit 99.1

Carbylan Therapeutics engages Wedbush PacGrow to advise on strategic alternatives

Palo Alto, Calif., March 17, 2016 - Carbylan Therapeutics (NASDAQ: CBYL), a specialty pharmaceutical company focused on the development of novel and proprietary combination therapies, today announced that it has engaged Wedbush PacGrow to advise on strategic alternatives for the Company.

“As we work to enhance value for our shareholders, we believe it is important to identify and evaluate all options available to us, and believe that Wedbush PacGrow is an ideal partner to advise us in this process,” stated David Renzi, President and CEO of Carbylan Therapeutics. “The Wedbush PacGrow team has many years of proven experience assisting companies in maximizing shareholder value and has been a strong supporter of Carbylan Therapeutics, including as an underwriter in our IPO in April 2015.”

Wedbush PacGrow will provide a range of advisory services to the Company aimed to enhance shareholder value. Alternatives to be considered will include the potential for an acquisition, merger, strategic partnership or other strategic transaction.

About Wedbush Securities

Founded in 1955, Wedbush Securities, Inc. is a leading financial firm that provides brokerage, clearing, investment banking, equity research, public finance, fixed income sales and trading, and asset management to individual, institutional and issuing clients. Headquartered in Los Angeles, with over 100 registered offices, the firm focuses on relentless service, client financial safety, continuity, and advanced technology. Wedbush Securities is the largest subsidiary of holding company WEDBUSH, Inc., which also includes affiliated firms Wedbush Capital Partners, Wedbush Opportunity Partners, Wedbush Asset Management and Lime Brokerage LLC. Follow us on Twitter @Wedbush.

About Carbylan Therapeutics

Carbylan is a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel and proprietary combination therapies that address significant unmet clinical needs. The Company’s lead product candidate, Hydros-TA, is a proprietary, cross-linked combination of low dose corticosteroid and novel hyaluronic acid viscosupplement, designed to provide both rapid and sustained osteoarthritis pain relief via a single intra-articular injection.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Carbylan Therapeutics, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995, including statements regarding the potential for an acquisition, merger, strategic partnership or other strategic transaction. Such forward-looking statements involve substantial risks and uncertainties that could cause Carbylan’s future results to differ significantly from those expressed or implied by the forward-looking statements. Carbylan Therapeutics undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Carbylan’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2015, and its subsequent periodic reports to be filed with the Securities and Exchange Commission.

Contacts

The Ruth Group

David Burke/Lee Roth

646-536-7009/7012

dburke@theruthgroup.com/lroth@theruthgroup.com